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Exhibit 10.2

EMPLOYMENT AGREEMENT

        THIS EMPLOYMENT AGREEMENT (the "Employment Agreement") is made this 21st day of October, 2002, by and between PNG CORPORATION, a Delaware corporation (hereinafter referred to as "the Company"), and WILLIAM G. JANACEK, an individual residing at 47 W. Rock Wing Place, The Woodlands, TX 77381 (hereinafter referred to as the "Executive").

W I T N E S S E T H:

        WHEREAS, the Executive presently serves as an officer of the Company and possesses skills and knowledge in the field of business of the Company, and is familiar with the business affairs, concerns, personnel and customers and potential customers of the Company; and

        WHEREAS, the Company desires to secure the continued employment and assistance of the Executive and is willing to provide to the Executive the compensation and benefits described herein; and

        WHEREAS, the Executive is willing to continue employment with the Company pursuant to the terms and conditions of this Employment Agreement;

        NOW THEREFORE, in consideration of the agreements and covenants set forth herein, the Company and the Executive hereby agree as follows:

ARTICLE ONE
EMPLOYMENT, TITLE AND DUTIES

        SECTION 1.1    Employment and Title.    The Executive hereby agrees to perform services in the employ of the Company during the Employment Term (as such term in hereinafter defined) of this Employment Agreement and the Company hereby employs the Executive during such Employment Term, in accordance with the provisions of this Employment Agreement. During the Employment Term, the Executive's title will be President and Chief Operating Officer of the Company. In his capacity as President and Chief Operating Officer, the Executive shall report to the Board of Directors of the Company.

        SECTION 1.2    Duties.    The Executive shall have those duties and responsibilities that are assigned to him from time to time by the Board of Directors during the Employment Term of this Employment Agreement. The Executive shall exercise due diligence and reasonable care, and use his best efforts, in the performance of his duties and responsibilities and to maintain and enhance the business and reputation of the Company.

ARTICLE TWO
EXCLUSIVITY OF SERVICE

        SECTION 2.1    Exclusive Service.    The Executive agrees to devote substantially all of his business time, efforts and attention to the business and affairs of the Company on an exclusive basis, and not to engage in any other business activities for any person or entity, other than as expressly provided in this Section 2.1. The Executive may engage in personal investment activities that do not materially affect the performance of the Executive's duties hereunder. The Executive may also expend reasonable time as determined by the Board of Directors of the Company (the "Board"), in its sole discretion, in charitable or civic activities.

ARTICLE THREE
TERM

        SECTION 3.1    Employment Term.    Unless earlier terminated as contemplated herein, the term of this Employment Agreement will begin on September 1, 2002 and end on March 1, 2004 (hereinafter referred to as the "Employment Term"), unless sooner terminated pursuant to Section 3.2.

        SECTION 3.2    Early Termination.    Notwithstanding the provisions of Section 3.1 hereinabove, the Employment Term of this Employment Agreement shall cease upon the first to occur of the events described below in this Section 3.2.

            (a)    Death or Disability.    If the Executive shall die or become "Disabled" (as hereinafter defined), this Employment Agreement shall terminate, except for the provisions of Articles Six and Seven. In such event, notwithstanding the termination of this Employment Agreement, the Executive (or his estate, as the case may be) shall be entitled to (i) the Base Salary described in Section 4.1 to the date of death or Disability and (ii) project bonuses, if any, accrued under Section 4.2 to the date of death or Disability. For purposes of this Employment Agreement, the Executive shall be "Disabled" on the date the Executive is determined to be physically or mentally incapable, with or without accommodation, of performing the usual and normal functions of his position, and has been so for a consecutive period of 3 months (or 120 days out of a 180 day period) as evidenced by a physician's certification that is acceptable to the Company in good faith.

            (b)    Voluntary Resignation.    In the event that the Executive shall resign from employment with the company other than due to Constructive Termination (as hereinafter defined), then, as of the effective date of such resignation or as of any earlier date determined by the Board following receipt of such resignation, this Employment Agreement shall terminate except for the provisions of Articles Six and Seven. The effective date of any resignation submitted by the Executive shall not be less than 30 days from the date of the giving of such notice. In such event, the Executive shall be entitled to (i) his Base Salary through the date upon which the Executive's employment shall terminate and (ii) project bonuses, if any, accrued under Section 4.2 prior to the effective date of such resignation. After the payment of such Base Salary, no further compensation or benefits shall be due under this Employment Agreement. The Executive agrees that the amounts the Executive has received before resignation are sufficient consideration to support the provisions of Articles Six and Seven.

            (c)    Discharge for Cause.    In the event that the Executive is discharged for "Cause" (as defined in this Section 3.2(c)), this Employment Agreement shall immediately terminate, other than the provisions of Articles Six and Seven, and the Executive shall be entitled to (i) the Base Salary accrued to the date of termination and (ii) project bonuses, if any, accrued under Section 4.2 prior to the date of termination. After the payment of such Base Salary, no further compensation or benefits shall be due under this Employment Agreement. For purposes of this Employment Agreement, the Executive may be terminated for "Cause" by majority vote of the Board as a result of (i) the Executive's repeated failure to perform his assigned duties (other than as a result of a cause or event outside of the control of the Executive), or to perform and observe his employment obligations under this Employment Agreement, (ii) any material breach of this Employment Agreement by the Executive; (iii) fraud or dishonesty which results in a personal enrichment at the expense of the Company; (iv) the Executive's conviction of or a plea of guilty or nolo contendere to a charge of felony, or for a misdemeanor involving fraud, embezzlement, theft, dishonesty or breach of fiduciary duty, or other criminal conduct, or the violation of any state or federal law (other than traffic violations or other insignificant infractions of law that do not affect the performance of duties hereunder); or (v) any material violation of the written policies of the Company. In the event that the employment of the Executive is terminated pursuant to this Section 3.2(c), the Company shall provide a final written notice of termination for cause to the Executive. In the event that the Executive shall dispute any such determination, the Executive may invoke Section 9.1 as to a determination of "Cause," but not as to the Board's right to terminate the employment of the Executive. The Executive agrees that the amounts the Executive has received are sufficient consideration to support the provisions of Articles Six and Seven.

            (d)    Discharge Not For Cause and Voluntary Resignation Due To Constructive Termination.    In the event that during the Employment Term the Executive's employment with the Company is terminated by the Company for any reason other than discharge for Cause (as described in Section 3.2(c)), or is terminated by the Executive through resignation due to Constructive Termination (as defined in Section 3.2(e)), this Employment Agreement shall terminate as of the date of such termination, except for the provisions of Articles Six and Seven, and the Executive shall be entitled to receive (i) his Base Salary through the date upon which the Executive's employment shall terminate; (ii) project bonuses, if any, accrued under Section 4.2 prior to the date of termination; and (iii) provided that the Executive executes a release of all employment-derived claims mutually acceptable in form and content to the Company and the Executive, the Executive's Base Salary continued for a period commencing as of the date of termination of employment and ending upon the expiration of the Employment Term specified in Section 3.1 of the Employment Agreement. The Company may elect to pay such amount in a lump sum. The Executive agrees that the amount the Executive has received are sufficient consideration to support the provisions of Articles Six and Seven.

            (e)    Definitions.

              (i)    For purposes of this Employment Agreement, a "Constructive Termination" shall be deemed to have occurred, subject to the provisions specified in this subparagraph 3.2(c)(i), in the event that (A) the Executive's Base Salary (as defined in Section 4.1) is reduced below the then effective rate of Base Salary per annum, or the bonus structure set forth in Section 4.2 is reduced, other than in connection with a "Change of Control" (as defined below), below the then effective rate of bonus compensation; (B) the Company materially breaches this Employment Agreement; or (C) a "Change of Control" (as defined below) occurs and, within the six-month period following the Change of Control, the Executive is subject to a "Termination Event" as defined below. However, a Constructive Termination shall not be deemed to have occurred pursuant to paragraphs 3.2(e)(i)(B) or 3.2(e)(i)(C) unless the Executive provides written notice to the Company identifying the specific acts constituting Construction Termination, and the Company, within thirty (30) days after receiving such written notice, ceases or remedies said acts.

              (ii)  For purposes of this Employment Agreement, the term "Termination Event" shall mean: (A) the Executive's Base Salary (as defined in Section 4.1) in effect as of the date of the Change in Control is reduced without written consent of the Executive; (B) a significant and material diminution in the Executive's responsibilities, authority or scope of duties in effect as of the date of Change of Control is effected by the Board and such diminution is made without the Executive's written consent; provided, however, that a change in Executive's responsibilities, authority or scope of duties shall not constitute a "Termination Event" if Executive is offered a substantial position with a similar level of responsibility taking into account the nature and size of the Company following the Change in Control; or (C) the Company materially breaches this Employment Agreement.

              (iii)  For purposes of this Employment Agreement, the term "Change of Control" shall mean: (A) the stockholders of the Company approve a merger or consolidation of the Company with any corporation or other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; (B) the approval of the Board (or by the stockholders if stockholder approval is required by applicable law or under the terms of any relevant agreement) of any agreement for the sale or disposition of all or substantially all of the Company's assets or a sale/leaseback of all or substantially all of the Company's assets (with or without a purchase option); (C) a transfer of all or substantially all of the Company's assets pursuant to a partnership or joint venture agreement where the Company's resulting interest is or becomes 50% or less; or (D) the Board (or the stockholders if stockholder approval is required by applicable law or under the terms of any relevant agreement) shall approve a plan of complete liquidation of the Company.

        SECTION 3.3    Renewal.    The parties may renew this Employment Agreement by written agreement for additional periods on mutually acceptable terms and conditions, but neither the Company nor the Executive is under any obligation to agree to such extensions and may refuse to extend or renew this Employment Agreement for any or no reason. It is the express intent of the parties hereto that, unless this Agreement is extended or renewed by mutual written agreement of the parties, it shall not automatically extend or renew pursuant to any common or statutory law at the end of the then-current Employment Term. If the option to extend or renew the Employment Agreement is not exercised as provided in this Employment Agreement, it is the parties' express understanding and agreement that the Employment Agreement is terminated at the end of the then-current Employment Term even if the Executive continues to provide services to the Company in the same or in any other capacity.

ARTICLE FOUR
COMPENSATION

        SECTION 4.1    Base Salary.    During the Employment Term, the Executive shall receive a base salary of One Hundred Seventy-Five Thousand Dollars ($175,000) per annum ("Base Salary"). Such salary shall be reviewed at least annually by the Board and may be increased upon the approval of the Board in its own discretion. Such Base Salary shall be paid in monthly or bi-weekly installments in accordance with the Company's regular payroll policies and shall be subject to al applicable withholding requirements. It is agreed that the Executive's compensation described in this Section 4.1 and in Section 4.2 is paid in part in consideration of the Executive's undertakings described in Article Six and Article Seven.

        SECTION 4.2    Cash Project Bonus.    The Executive shall additionally be eligible for cash bonuses consisting of one percent of the cost of laterals built by the Company for which the Executive is the Project Developer. The Board of Directors, upon approving construction of a pipeline lateral, will set bonus parameters with respect to the calculation of construction costs and timing (the "Construction Budget"). These bonus parameters shall provide a sliding scale with an increase in the bonus of ten percent (10%) for each one percent (1%) the actual construction costs are under the Construction Budget and a decrease in the bonus of ten percent (10%) for each one percent (1%) the actual construction costs are over the Construction Budget. The maximum cash project bonus shall be two percent (2%) of the Construction Budget. Any such bonuses shall be subject to all applicable withholding requirements.

ARTICLE FIVE
BENEFITS

        SECTION 5.1    Regular Company Benefits.    The Executive shall be designated a participant in any medical or health benefit plan, short or long-term disability plan, pension, profit-sharing, thrift, 401(k) or any other "qualified" plan, dental benefit plans, life insurance or death benefit plan sponsored by the Company and available to employees of the Company who are not represented by a union in collective bargaining with the Company. The Executive's entitlement to benefits under any such plans or programs shall be determined and governed by the terms of such plans and programs, as in effect from time to time.

        SECTION 5.2    Car Allowance.    The Executive shall receive from the Company an automobile allowance of Six Hundred Dollars ($600) per month and shall have the use of a Company gasoline credit card for use on Company business trips. All other automobile expenses, including, without limitation, acquisition, replacement, maintenance, repair, liability and casualty and liability insurance, shall be the responsibility of the Executive.

        SECTION 5.3    Vacation.    The Executive shall be entitled to a minimum vacation time of three (3) weeks per year and such additional vacation time, if any, as is provided pursuant to applicable Company executive vacation policies. Vacation time may not be carried over to the succeeding years.

        SECTION 5.4    Expense Reimbursement.    The Executive shall be reimbursed for all reasonable out-of-pocket business and business entertainment expenses paid by the Executive, in accordance with applicable Company executive expense reimbursement policies. Any travel expenses of the Executive shall be reimbursed in accordance with applicable Company executive reimbursement policies.

ARTICLE SIX
INVENTIONS

        SECTION 6.1    Inventions.    The Executive hereby grants to the Company or its nominee all rights of every kind whatsoever, exclusively and perpetually, in and to all services performed, products created and product or marketing ideas conceived by the Executive while employed at any time by the Company or its nominees, and hereby agrees, upon the Company's request therefore, to assign and transfer to the Company or its nominees, any and all inventions, trade secrets, product or marketing ideas, improvements, processes, and "know how" relating to the business or products of the Company including any thereof which the Executive may learn, possess or acquire during the Executive's employment by the Company, and the Executive agrees that all such things and such knowledge are, and will be known or held by the Executive, only for the benefit of the Company or its nominees. Any patent, trademark or servicemark developed, obtained or conceived by the Executive while employed or engaged by the Company which relates to the business or product development activities of the Company or its nominees shall be and remain the sole property of the Company or its nominees. At the Company's request, the Executive will execute any and all applications, assignments or other instruments which the Company or its nominees may deem necessary to apply for and obtain letters patent, trademarks, servicemarks or copyrights of the United States or any foreign country or to protect otherwise the Company's interest therein.

ARTICLE SEVEN
CONFIDENTIALITY AND NONCOMPETITION

        SECTION 7.1    Confidentiality.    The Executive recognizes and acknowledges that the Executive will have access to certain information concerning the Company that is confidential and proprietary and constitutes valuable and unique property of the Company. The Executive will not during and after the Executive's employment with the Company, disclose to others, use, copy or permit to be copied, except pursuant to the Executive's duties on behalf of the Company or its successors, assigns or nominees, any secret or confidential information of the Company (whether or not developed by the Executive) without the prior written consent of the Board. The term "secret or confidential information of the Company" (sometimes referred to herein as "Confidential Information") means information disclosed to or known by the Executive as a direct or indirect consequence of or through the employment about the Company or any company affiliated with the Company (hereinafter referred to as "Affiliate"), or their respective businesses, products and practices which information is not generally known in the business in which the Company or any Affiliate is or may be engaged and shall include, without limitation, the Company's plans, strategies, potential acquisitions, costs, prices, systems, customer lists, pricing policies, financial information, the names of and pertinent information regarding suppliers or customers, computer programs, policy or procedure manuals, training and recruiting procedures, accounting procedures, the status and content of the Company's contracts with its suppliers or customers, or servicing methods and techniques at any time used, developed, or investigated by the Company, before or during the Executive's tenure of employment, to the extent any of the foregoing are (i) not generally available to the public and (ii) maintained as confidential by the Company. The Executive further agrees to maintain in confidence any confidential information of third parties received as a result of the Executive's employment and duties with the Company. Nothing in this Section 7.1 shall prohibit use or disclosure by the Executive of knowledge that is in general use in the industry or of general business knowledge.

        SECTION 7.2    Return of Material.    At the termination of the Executive's employment, the Executive will deliver to the Company, as determined appropriate by the Company, all correspondence, memoranda, notes, records, customer lists, computer systems, programs, or other documents and all copies thereof made, composed or received by the Executive, solely or jointly with others, and which are in the Executive's possession, custody, or control at such date and which are related in any manner to the past, present, or anticipated business of the Company.

        SECTION 7.3    Noncompetition.    Executive acknowledges and agrees that, in the course of his employment with the Company, he will have access to and make use of the Company's Confidential Information, and the Company hereby promises to provide Executive with such Confidential Information, including new Confidential Information not heretofore provided to Executive. To protect and safeguard the Company's trade secrets and Confidential Information and the Company's goodwill with its suppliers and customers, which goodwill is a valuable asset of the Company, and in consideration of the Company's promise to provide the Executive with Confidential Information and goodwill, the Executive will not, during the Executive's employment with the Company, and for the period thereafter consisting of 24 months, without the prior written consent of the Board of Directors, directly or indirectly, engage in or participate in (as owner, partner, shareholder, employee, director, agent, consultant or otherwise), any business that is a "competitor of the Company" (as hereinafter defined) in any counties in which the Company has operations or has written plans or proposals to establish operations during the Executive's employment with the Company or any counties contiguous to such counties. For purposes of this Employment Agreement, a "competitor of the Company" is any entity, including without limitation, a corporation, sole proprietorship, partnership, joint venture, syndicate, trust or any other form of organization or a parent, subsidiary, segment or division of any of the foregoing, which, during such period or the immediately preceding fiscal year of such entity, was principally engaged in the ownership or operation of gas gathering systems, gas treating systems, electric generating facility gas supply laterals or related facilities. The terms of this Section 7.3 shall not apply to the Executive's present or future investments in the securities of companies listed on a national securities exchange or traded on the over-the-counter market to the extent such investments do not exceed five percent (5%) of the total outstanding shares of any such company. Furthermore, the terms of this Section 7.3 shall not be construed to prohibit the Executive from participating in any activities that the Executive is expressly authorized to participate in pursuant to Section 2.1.

        SECTION 7.4    No Inducement.    For a period of 12 months after the expiration or termination of the Executive's employment for whatever reason, the Executive shall not induce or otherwise entice any employee of the Company to leave the employment of the Company, nor shall the Executive or his then current employer or agent or representative attempt to hire any of the Company's employees.

        SECTION 7.5    No Solicitation.    During the Executive's employment with the Company, and for the period thereafter consisting of 24 months, the Executive shall not, without the prior written consent of the Board of Directors, solicit any actual or prospective Customer (as hereinafter defined) of the Company, or influence or attempt to influence any actual or prospective Customer of the Company to cease doing business with the Company. For purposes of this Section 7.5, "Customer" shall mean any person, firm, corporation, partnership, association or other entity to which the Company provided services or sold products during the 12 months prior to the termination of this Employment Agreement and with which the Executive had contact in the course of his employment with the Company, or with respect to which the Executive possesses information that is proprietary or confidential to the Company.

        SECTION 7.6    Nondisparagement.    The Executive shall not (i) publicly criticize or disparage the Company or any Affiliate, or privately criticize or disparage the Company or any Affiliate in a manner intended or reasonably calculated to result in a public embarrassment to, or injury to the reputation of, the Company or any Affiliate in any community in which the Company or any Affiliate is engaged in business; or (ii) commit damage to the property of the Company or any Affiliate or otherwise engage in any misconduct which is injurious to the business or reputation of the Company or any Affiliate.

        SECTION 7.7    Reasonable Scope; Application.    The Executive agrees that the foregoing restrictions contain reasonable limitations as to the time, geographical area, and scope of activity to be restrained and that these restrictions do not impose any greater restraint than is necessary to protect the goodwill and other legitimate business interests of the Company, including but not limited to the protection of Confidential Information. The Executive agrees that, in the event of a breach of threatened breach by the Executive of any of the provisions of Articles Six and Seven of this Employment Agreement, the Company shall be entitled to injunctive relief restraining and preventing the Executive from any violation thereof, as any such breach or threatened breach would cause irreparable injury to the Company for which it would have not adequate remedy at law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available for any such breach of threatened breach, including the recovery of damages from the Executive. The Executive also agrees that the general public shall not be harmed by the enforcement of Articles Six and Seven of this Employment Agreement. The Executive expressly agrees and acknowledges that this covenant not to compete is reasonable as to time and geographical area and does not place any unreasonable burden upon him. The Executive has requested or has had the opportunity to request that his personal legal counsel review this covenant not to compete. The Executive understands and hereby agrees to each and every term and condition of this covenant not to compete. Should any provision in this Article Seven be held unreasonably broad with respect to the restrictions as to time, geographical area, or scope of activity to be restrained, any such restriction shall be construed by limiting and reducing it to the extent necessary to render it reasonable, and as so construed, such provision shall be enforced.

ARTICLE EIGHT
OPTION GRANTS

        SECTION 8.1    Option Grants.    All stock options previously granted to the Executive under the terms of Section 6.1 of the employment agreement between the parties dated R PROVISION shall continue to vest and be exercisable pursuant to the provisions of the Company's 2000 Incentive Stock Plan (the "Plan") and the Non-Qualified Stock Option Agreement between the Executive and the Company.

ARTICLE NINE
ARBITRATION

        SECTION 9.1    Arbitration.    Any controversy or claim arising out of or relating to this Employment Agreement, or any breach thereof, shall, except as provided in Section 7.6, be adjudged only by arbitration in accordance with the rules of the American Arbitration Association, and judgment upon such award rendered by the arbitrator may be entered in nay court having jurisdiction thereof. Any dispute pursuant to Section 7.6 shall be subject to arbitration but may be enforced by injunctive relief pursuant to Section 7.6. The arbitration shall be held in the City of Dallas, Texas, or such other place as may be agreed upon at the time by the parties to the arbitration. The arbitrator(s) shall, in their award, allocate between the parties the costs of arbitration, which shall include reasonable attorneys' fees of the parties, as well as the arbitrators' fees and expenses, in such proportions as the arbitrator(s) deem just.

ARTICLE TEN
OTHER PROVISIONS

        SECTION 10.1    Governing Law.    This Employment Agreement will be governed by, construed and enforced in accordance with the laws of the State of Texas, excluding any conflicts of law, rule or principle that might otherwise refer to the substantive law of another jurisdiction.

        SECTION 10.2    Assignment.    Except as otherwise indicated, this Employment Agreement is not assignable without the written authorization of both parties; provided that the Company may assign this Employment Agreement to any entity to which the Company transfers substantially all of its assets or to any entity which is a successor to the Company by reorganization, incorporation, merger or similar business combination. In the event of any such transfer or assignment by the Company, the rights and privileges of the Board hereunder shall be vested in the Board or other governing body of the transferee or successor entity, and the protection afforded to the Company and its affiliates hereunder shall extend to such transferee or successor entity and its affiliates. However, notwithstanding anything to the contrary contained herein, this Employment Agreement will be binding upon any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, and the Company will require any such successor by agreement, in form and substance satisfactory to the Executive, to expressly assume and agree to perform this Employment Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Employment Agreement, "the Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Section 10.2 or which otherwise becomes bound by all the terms and provisions of this Employment Agreement by operation of law. This Employment Agreement and all rights of the parties hereto shall inure to the benefit of and be enforceable by the parties hereto, their assigns, personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

        SECTION 10.3    Survival.    Except as otherwise provided herein, the provisions of Articles Six and Seven of this Employment Agreement shall survive the termination of this Employment Agreement.

        SECTION 10.4    Agreement Supersedes.    This Employment Agreement sets forth the entire and only agreement or understanding between the parties relating to the subject matter hereof. This Employment Agreement supersedes all prior agreements between the parties with respect to the subject matter hereof, including that certain employment agreement between the parties dated October 2000. There are no other effective employment agreements, written or oral, between the Company and the Executive.

        SECTION 10.5    Amendment.    This Employment Agreement may be amended only by written amendment duly executed by both parties hereto or their legal representatives and authorized by action of the Board. Except as otherwise specifically provided in this Employment Agreement, no waiver by either party hereto of any breach by the other party hereto of any condition or provision of this Employment Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition to the same or at any prior or subsequent time.

        SECTION 10.6    Notices.    Any notice or other communication required or permitted pursuant to the terms of this Employment Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States mail, first class, postage prepaid and registered with return receipt requested, addressed to the intended recipient at his or its address set forth below and, in the case of a notice or other communication to the Company, directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as the intended recipient may have theretofore furnished to the send in writing in accordance herewith, except that until any notice of change of address is received, notices shall be sent to the following addresses:

If to the Executive:	If to the Company:
Mr. William G. Janacek 47 W. Rock Wing Place The Woodlands, Texas 77381	PNG Corporation 5100 Westheimer, Suite 320 Houston, Texas 77056 Phone: (713) 965-9151 Fax: (713) 965-9156 Attn: Vice President of Finance
With a copy to:
Energy Spectrum Partners LP 5956 Sherry Lane, Suite 600 Dallas, Texas 75225 Phone: (214) 373-4080 Fax: (214) 373-4334 Attn: Sidney L. Tassin

        SECTION 10.7    Severability.    If any one or more of the provisions or parts of a provision contained in this Employment Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity or unenforceability shall not affect any other provision or part of a provision of this Employment Agreement, but this Employment Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision or part of a provision had never been contained herein and such provisions or part thereof shall be reformed so that it would be valid, legal and enforceable to the maximum extent permitted by law.

        SECTION 10.8    Headings.    The headings in this Employment Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

        SECTION 10.9    Counterparts.    This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this Employment Agreement to be duly executed as of the date first above written.

William G. Janacek "Executive"
PNG CORPORATION
By:
Its:
"The Company"

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  Exhibit 10.2